Exhibit 99.2

RESEARCH FRONTIERS RAISES $5.6 MILLION IN UNDERWRITTEN OFFERING

Woodbury, New York – August 28, 2012. Research Frontiers Incorporated (NASDAQ: REFR) today announced that it has priced an underwritten public offering for placement with institutional investors of 1,900,000 shares of its common stock and warrants to purchase 380,000 shares of its common stock, representing all of the shares remaining on the Company’s effective shelf registration statement previously filed with the SEC. Each share of common stock sold in this offering will be sold with a warrant to purchase 0.20 of a share of common stock. Each share and corresponding warrant will be sold at an aggregate price to the public of $2.97 (the same price per share and corresponding warrant as the offering the Company completed on July 30, 2012), resulting in gross proceeds of approximately $5,643,000. The net proceeds from the sale of the shares and corresponding warrants, after deducting the underwriter’s discount and other estimated offering expenses payable by the Company, will be approximately $5,214,000. The warrants are exercisable for a period of five years beginning on the closing date of the offering at an exercise price of $4.45 per share (150% of the aggregate offering price for a share of common stock and corresponding warrant).

The Company currently intends to use the net proceeds from this offering for working capital and general corporate purposes. The offering is expected to close on or about August 31, 2012, subject to the satisfaction of customary closing conditions.

Craig-Hallum Capital Group LLC is acting as the sole underwriter for the offering.

A shelf registration statement (File No. 333-179099) relating to these securities was declared effective by the Securities and Exchange Commission on February 14, 2012. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement and accompanying base prospectus related to this offering may be obtained from the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting Craig-Hallum Capital Group LLC, 222 South Ninth Street, Minneapolis, MN 55402, by calling 612-334-6300.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of the Company, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of 39 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, aircraft and boats.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc.

CONTACT:
Seth L. Van Voorhees
Chief Financial Officer
Research Frontiers Inc.
+1-516-364-1902
IR@SmartGlass.com